Exhibit 99.1

Acura Pharmaceuticals, Inc. Restructures Debt Obligations

Palatine, IL – October 9, 2018 - Acura Pharmaceuticals, Inc. (OTCQB: ACUR), a specialty pharmaceutical company focused on innovating abuse deterrent drugs, today announced that on October 5, 2018 we restructured our debt obligations by (a) receiving an additional $1.8 million loan from John Schutte and (b) retiring in full our senior secured debt with Oxford Finance for a payment of $1.5 million. Mr. Schutte’s loans to the Company total $4.0 million. Pursuant to the terms of Mr. Schutte’s debt, after the retirement of the Oxford Finance debt, the Company is required to grant him a security interest in its assets. The balance of Mr. Schutte’s loan will extend our operations into November 2018 while the Company remains focused on licensing its lead asset LTX-03.

In the absence of closing a licensing agreement upon acceptable terms or securing additional funding, Acura will be required to scale back or terminate operations and/or seek protection under applicable bankruptcy laws. This could result in a complete loss of shareholder value in the company. Even assuming Acura is successful in securing additional sources of financing to fund continued operations, there can be no assurance that the proceeds of such financing will be sufficient to fund operations until such time, if at all, that Acura generates sufficient revenue from its products and product candidates to sustain and grow its operation.

Mr. Schutte’s loan bears interest at prime plus 2%, and matures on January 2, 2020, at which time all principal and interest is due. Mr. Schutte is our largest shareholder owning approximately 47.5% of our common stock (after giving effect to the exercise of warrants he holds), as well as, controlling MainPointe Pharmaceuticals LLC, or MainPointe. In March 2017, we granted MainPointe an exclusive license to our Impede® technology to commercialize our Nexafed® and Nexafed® Sinus Pressure + Pain Products in the United States and Canada.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Acura’s actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Forward-looking statements may include, but are not limited to:

•	our ability to fund or obtain funding for our continuing operations, including the development of our products utilizing our Limitx and Impede technologies;
•	the expected results of clinical studies relating to LTX-03, a Limitx hydrocodone bitartrate and acetaminophen combination product, or any successor product candidate, the date by which such studies will be complete and the results will be available and whether LTX-03 will ultimately receive FDA approval;
•	whether Limitx will retard the release of opioid active ingredients as dose levels increase;
•	whether the extent to which products formulated with the Limitx technology deter abuse will be determined sufficient by the FDA to support approval or labelling describing abuse deterrent features;
•	whether our Limitx technology can be expanded into extended-release formulations;
•	our and our licensee’s ability to successfully launch and commercialize our products and technologies, including Oxaydo® Tablets and our Nexafed® products;

•	the pricing and price discounting that may be offered by Egalet for Oxaydo;
•	the results of our development of our Limitx Technology;
•	our or our licensees’ ability to obtain necessary regulatory approvals and commercialize products utilizing our technologies;
•	the market acceptance of, timing of commercial launch and competitive environment for any of our products;
•	expectations regarding potential market share for our products;
•	our ability to develop and enter into additional license agreements for our product candidates using our technologies;
•	our exposure to product liability and other lawsuits in connection with the commercialization of our products;
•	the increasing cost of insurance and the availability of product liability insurance coverage;
•	the ability to avoid infringement of patents, trademarks and other proprietary rights of third parties;
•	the ability of our patents to protect our products from generic competition and our ability to protect and enforce our patent rights in any paragraph IV patent infringement litigation;
•	whether the FDA will agree with or accept the results of our studies for our product candidates;
•	the ability to fulfill the FDA requirements for approving our product candidates for commercial manufacturing and distribution in the United States, including, without limitation, the adequacy of the results of the laboratory and clinical studies completed to date, the results of laboratory and clinical studies we may complete in the future to support FDA approval of our product candidates and the sufficiency of our development process to meet over-the-counter (“OTC”) Monograph standards, as applicable;
•	the adequacy of the development program for our product candidates, including whether additional clinical studies will be required to support FDA approval of our product candidates;
•	changes in regulatory requirements;
•	adverse safety findings relating to our commercialized products or product candidates in development;
•	whether the FDA will agree with our analysis of our clinical and laboratory studies;
•	whether further studies of our product candidates will be required to support FDA approval;
•	whether or when we are able to obtain FDA approval of labeling for our product candidates for the proposed indications and whether we will be able to promote the features of our abuse discouraging technologies; and
•	whether Oxaydo or our Aversion and Limitx product candidates will ultimately deter abuse in commercial settings and whether our Nexafed products and Impede technology product candidates will disrupt the processing of pseudoephedrine into methamphetamine.

Contact:

for Acura Investor Relations

investors@acurapharm.com

847-705-7709